Exhibit 99.3

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

FOR IMMEDIATE RELEASE
Contact:
MDC GROUP
Investor Relations:                                Media Relations:
David Castaneda                                   Susan Roush
262-377-2445                                           818-222-8330

RECOVERY ENERGY’S BOARD OF DIRECTORS ANNOUNCES NEW EXECUTIVE MANAGEMENT APPOINTMENTS

NOVEMBER 15, 2012 – Denver, CO – The Board of Directors of Recovery Energy, Inc. (NASDAQ: RECV), an independent oil and gas exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, announced that it has appointed Mr. W. Phillip Marcum to the position of Chairman of the Board and Chief Executive Officer and Mr. A. Bradley Gabbard to the position of President. Mr. Gabbard will also continue in his current role as the Company’s Chief Financial Officer.

Mr. Marcum, an energy industry executive with nearly four decades of comprehensive senior level management experience joined the Board of Directors in September of 2011 and became Lead Director in October 2012. Mr. Marcum co-founded Metretek Technologies, Inc. in 1991, which later became PowerSecure International, Inc (NASDAQ:POWR) and served as its Chairman, President and CEO until 2007. His career includes serving as head of Energy Corporate Finance of Denver-based Boettcher & Company/Kemper Insurance Co. and serving as a senior officer, including Chairman, President and CEO, of Midland, Texas-based MGF Oil Corporation. Mr. Marcum currently serves on the Boards of Key Energy Services, Inc. (NYSE:KEG), and ADA-ES, Inc. (NASDAQ:ADES).

“I am honored to assume the reins along with my associate Brad Gabbard. We have a great team of experienced oil and gas industry veterans in our operations and technical staff, and we have assembled a sizeable acreage position with exposure to the evolving DJ Basin oil play. The third quarter saw progress toward increasing our daily oil production and further development of the Company’s growth plan,” said Mr. Marcum.  “We have a solid and growing inventory of conventional locations throughout Recovery Energy’s 125,000 net acre leasehold, and are seeing progress toward development of further unconventional locations targeting the Niobrara horizon, as well as the Greenhorn, Codell and Permo-Penn horizons.”

The Board of Directors wishes to thank Mr. Parker for his service to the Company and wishes him well in the future.

About Recovery Energy, Inc.

Recovery Energy, Inc. (RECV) is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 140,000 gross, 125,000 net acres.  Recovery Energy’s focus is to grow reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various oil-bearing formations that produce in the DJ Basin.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties.  These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.